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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[X] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

       Titan Acquisitions, Ltd.
       United Technologies Corporation
       ATTN: William H. Trachsel, Esq.
--------------------------------------------------------------------------------

       One Financial Plaza
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       Hartford                       CT                              06101
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol International Comfort Products
                                             Corporation; ICP
                                             -----------------------------------

3.  IRS or Identification Number of Reporting Person if an entity
    (Voluntary)  United Technologies Corporation 060570975
                ------------------------------------------

4.  Statement for Month/Year  August 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    ____ Form filed by One Reporting Person
      X  Form filed by More than One Reporting Person
    ----

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares       8/10/99      J           40,000,787       A        US$11.75    40,000,787           D by Titan
                                                                                     (as of 8/31/1999)    Acquisitions,
                                                                                                          Ltd.
                                                                                                          U by United
                                                                                                          Technologies
                                                                                                          Corporation
                                                                                                          (through Titan
                                                                                                          Acquisitions,
                                                                                                          Ltd.)
------------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares      9/7/99        J        V  808,341          A        US$11.75    40,809,128           D by Titan
                                                                                     (as of 9/7/1999)     Acquisitions,
                                                                                                          Ltd.
                                                                                                          U by United
                                                                                                          Technologies
                                                                                                          Corporation
                                                                                                          (through Titan
                                                                                                          Acquisitions,
                                                                                                          Ltd.)
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
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
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

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

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
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

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

Explanation of Responses: On August 10, 1999, Titan Acquisitions, Ltd. ("Purchaser"), a wholly owned subsidiary of United Technologies Corporation ("Parent"), acquired 40,000,787 ordinary shares of International Comfort Products (the "Company") pursuant to a cash tender offer (the "Offer") to purchase all outstanding ordinary shares ("Shares") of the Company at US$11.75 per Share. Following the expiration of the Offer, Purchaser announced that it had accepted for purchase 40,099,227 Shares pursuant to the Offer; however, 98,440 of the Shares tendered in the Offer pursuant to notices of guaranteed delivery were not delivered. Subsequent to the completion of the Offer, Purchaser commenced a statutory compulsory acquisition process in accordance with Canadian law pursuant to which Purchaser acquired the remaining 808,341 outstanding Shares on September 7, 1999 at a price of US$11.75 per Share. Purchaser is now the sole shareholder of the Company. The Offer and the statutory compulsory acquisition process are described in the Tender Offer Statement filed by Purchaser and Parent with the Securities and Exchange Commission on Schedule 14D-1 on June 30, 1999 and amended from time to time thereafter. Such Tender Offer Statement, as amended from time to time, and all exhibits thereto are incorporated herein by reference.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                              UNITED TECHNOLOGIES CORPORATION

                              By: /s/ William Trachsel
                                  --------------------
                                  Name: William Trachsel
                                  Title: Senior Vice President
                                         General Counsel & Secretary


                              TITAN ACQUISITIONS, LTD.
                              By: /s/ Ari Bousbib
                                  ---------------
                                  Name: Ari Bousbib
                                  Title: President


                              Dated: September 9, 1999